Taitron Reports Fourth Quarter and Year-End 2005 Results

LOS ANGELES, CA -- 03/27/2006 -- Taitron Components Incorporated (NASDAQ: TAIT) today announced financial results for its fourth quarter and year-ended December 31, 2005. Net sales for 2005 were $8.4 million, compared with $9.4 million for 2004. Net loss was $205,000 for 2005, or $0.04 loss per basic and diluted share, compared with a net loss of $248,000 for 2004, or $0.05 loss per basic and diluted share. The Company also reported net sales of $2.1 million for the fourth quarter ended December 31, 2005, an increase of 12.2% compared with $1.8 million for the same period of 2004. Net loss was $45,000 for the fourth quarter of 2005, or $0.01 loss per basic and diluted share compared with a net loss of $311,000, or $0.06 loss per basic and diluted share for the same period of 2004.

Stewart Wang, president and chief executive officer, said, "Although we have 12.2% growth in sales for the fourth quarter over last year, this was mainly coming from our value-added engineering services of designing and manufacturing products offshore for our existing customers. We expect this business will continue growing in 2006 as we have established our Shanghai, China liaison office to support both our components purchasing and engineering services."

Wang continued, "Our superstore strategy includes reducing inventory levels, while expanding our product mix to cover more items for immediate delivery and one-stop shopping. We'll maintain our position as the niche player in the electronic distribution industry by offering limited brands of discrete, passive and opto components with reasonable margins to the domestic market."

Taitron, based in Valencia, California, is the "Discrete Components Superstore." The Company distributes a wide variety of transistors, diodes and other discrete semiconductors, optoelectronic devices and passive components to other electronic distributors, contract electronic manufacturers (CEMs) and original equipment manufacturers (OEMs), who incorporate them into their products.

Statements set forth above that are not historical facts are forward-looking statements that involve risks and uncertainties. Actual results could differ materially from those projected in the forward-looking statements. Potential risks and uncertainties include, but are not limited to, factors such as general economic conditions, fluctuations in product demand and market acceptance, the Company's ability to maintain customer and vendor relationships, technological advancements, impact of competitive products and pricing, risks of foreign operations and other information detailed from time to time in the Company's reports filed or to be filed with the U.S. Securities and Exchange Commission. The Company urges all interested parties to read these reports to gain a better understanding of the many business and other risks that the Company faces. Additionally, the Company undertakes no obligation to publicly release the results of any revisions to these forward-looking statements, which may be made to reflect events or circumstances occurring after the date of this release or to reflect the occurrence of unanticipated events.

                   TAITRON COMPONENTS INCORPORATED
      Condensed Consolidated Statements of Operations (Unaudited)
            (Dollars in thousands, except per share amounts)

                                  Three months ended        Year ended
                                     December 31,          December 31,
                                   2005       2004       2005       2004
                                ---------  ---------  ---------  ---------

Net sales                       $   2,068  $   1,843  $   8,400  $   9,352
Cost of goods sold                  1,510      1,306      6,092      6,701
                                ---------  ---------  ---------  ---------

   Gross profit                       558        537      2,308      2,651
Selling, general and
 administrative expenses              645        681      2,597      2,588
Impairment charges                      -        147          -        147
                                ---------  ---------  ---------  ---------

   (Loss) income from operations     (87)       (291)      (289)       (84)

Interest expense, net                 (1)        (11)       (12)      (171)
Other income, net                     49          24        110         40
                                ---------  ---------  ---------  ---------
   Loss before income taxes          (39)       (278)      (191)      (215)

Income tax provision                  (6)        (33)       (14)       (33)
                                ---------  ---------  ---------  ---------
      Net loss                  $     (45) $    (311) $    (205) $    (248)
                                =========  =========  =========  =========

Loss per share:
      Basic and Diluted         $   (0.01) $   (0.06) $   (0.04) $   (0.05)
                                =========  =========  =========  =========
Weighted average common shares
 outstanding:
      Basic and Diluted         5,462,757  5,460,258  5,462,153  5,464,912
                                =========  =========  =========  =========

CONTACT:
STEWART WANG
President and CEO
28040 West Harrison Parkway
Valencia, CA  91355
Phone (661) 257-6060
Fax (661) 257-6415